Exhibit 5


                            NOTICE UNDER SECTION 650F
                       OF THE CORPORATIONS ACT 2001 (CTH)



TO:   Company Secretary
      WMC Resources Ltd
      Level 16
      60 City Road
      SOUTHBANK  VIC  3006

      The Manager
      Company Announcements Office
      Australian Stock Exchange Limited
      530 Collins Street
      MELBOURNE  VIC  3000


BY THIS NOTICE, BHP Billiton Lonsdale Investments Pty Ltd ABN 75 004 346 972 (BHP BILLITON LONSDALE) DECLARES the offers dated 29 March 2005 made by it under an off-market takeover bid for all the ordinary shares of WMC Resources Ltd (WMC RESOURCES) and the contracts formed by the acceptance of any of those offers free from the condition set out in clause 5.1(b) of the offers (relating to Foreign Investment Review Board approval).

The offers are now free of that condition.

BHP Billiton Lonsdale's voting power in WMC Resources at the time of giving this notice is 3.10%.



DATED       28 April 2005



                                          FOR AND ON BEHALF OF
                                          BHP BILLITON LONSDALE INVESTMENTS PTY
                                          LTD

                                          /s/ C.W. Goodyear
                                          --------------------------------------
                                          C. W. GOODYEAR - DIRECTOR